Exhibit 10.1

DATED THE 24TH DAY OF MAY, 2024

BETWEEN

TREASURE GLOBAL INC

(Delaware Department of State’s File No. 7908921)

(the “Seller”)

AND

The person with particulars in Section 3 of the First Schedule

(the “Buyer”)

AND

The person with particulars in Section 4 of the First Schedule

(the “Guarantor”)

SHARE SALE AND PURCHASE AGREEMENT

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is made on this day and year as stipulated in Section 1 of the First Schedule (hereinafter referred to as the “Date of Agreement”).

BETWEEN

The person with particulars in Section 2 of the First Schedule (hereinafter referred to as the “Seller”) of the one part.

AND

The person with particulars in Section 3 of the First Schedule (hereinafter referred to as the “Purchaser”) of the first part.

AND

The person with particular in Section 4 of the First Schedule (hereinafter referred to as “the Guarantor”) of the second part.

The Seller and the Purchaser are hereinafter individually referred as the “Party” and collectively referred to as the “Parties.”

RECITALS:

A.	The Seller is the legal and beneficial owner and directly owns one hundred percent (100%) of the issued and outstanding capital shares in FOODLINK GLOBAL SDN BHD (Company Registration No. 202301001099 (1495018)) a company incorporated under the laws of Malaysia and having its registered office at No. 32A-2, Jalan Teknologi 3/6C, Taman Sains Selangor 1, Seksyen 3, Kota Damansara, 47810 Petaling Jaya, Selangor, Malaysia (hereinafter referred to as the “Company”).

1.1	The Seller is desirous of selling and transferring all of the capital shares it owns of the Company, which represents one hundred percent (100%) of the issued and outstanding capital shares in the Company, to the Purchaser and the Purchaser is desirous of purchasing and accepting the sale and transfer of all of the capital shares the Seller owns in the Company (hereinafter referred to as the “Sale Shares”) subject to the terms and conditions herein.

In consideration of the foregoing and mutual provisions set forth in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires the following words and expressions shall have the same meaning respectively ascribed to them hereunder.

Business Day	means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York and/or Kuala Lumpur, Malaysia are authorised or required by the law to remain closed.
Completion	shall have the meaning attribute thereto in Clause 4 herein.
Deposit	shall have the meaning in Section 6 of the First Schedule.
Encumbrance

include any mortgage, deposit, charge, assignment, pledge, lien, or other encumbrance, priority or security interest or arrangement of whatsoever nature securing any obligations of any person or any other type of preferential arrangement having similar effect.

Purchase Price	shall have the meaning in Clause 3 and Section 5 of the First Schedule.
RM	means Malaysian Ringgit, being the lawful currency of Malaysia.
Sale Shares	shall have the meaning ascribed thereto in Recital B.
Tax

shall mean, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, or other reference and statutory, governmental, state, provincial, local government, or municipal impositions, duties, rates, and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all penalties, charges, costs, and interest relating thereto.

1.2	The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters and things.

1.3	References to Clause, sub-clauses, Recitals, Schedules, and Appendixes are to the clause, sub-clauses, and recital of and schedules and appendices to this Agreement. The Recital of and Schedules to this Agreement shall be read and construed as essential parts of this Agreement. The headings to the Clauses are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

1.4	Reference to natural persons include reference to bodies corporate and vice-versa and unless the context otherwise requires words importing the singular number shall include the plural number and vice-versa and the masculine gender shall include female and neuter genders.

1.5	Reference to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied, novated, supplemented, or replaced from time to time. Any reference to document being “in the agreed terms” means in the term agreed between the parties and for the purpose of identification signed by the parties to this Agreement.

1.6	The word “herein,” “hereby,” “hereto”, “hereunder,” “foregoing,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.7	All references to laws are deemed to refer to such laws as amended or as in effect at the applicable time.

1.8	Reference to any party to this Agreement shall include the party’s nominee, successors, or permitted assigns.

1.9	No rule of construction applies to this disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any party of this Agreement.

2.	SALE AND PURCHASE

2.1	Upon the terms and conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Sale Shares, free and clear of any Encumbrances.

2.2	The Parties hereto acknowledge and agree that the Purchaser is fully aware of the business, operations, and/or affair of the Company. The sale and purchase of this Agreement are premised on the warranties contained herein only and no other express or implied warranties in relation to the business, operation, and/or affair of the Company.

3.	PURCHASE AND SETTLEMENT OF CONSIDERATION

3.1	The total purchase price for the Sale Shares set forth in Section 5 of the First Schedule (hereinafter referred to as the “Purchase Price”) will be paid to the Seller on the closing date and the Purchaser shall pay a deposit upon signing this Agreement set forth in Section 6 of the First Schedule (hereinafter referred to as the “Deposit”) and the balance Purchase Price shall be payable in accordance to Clause 3.2 below (hereinafter referred to as the “Balance Purchase Price”) and all payment shall be made to Seller in accordance to the Seller directed bank account set forth in Section 7 of the First Schedule (hereinafter referred to as the “Seller Bank Account”) by way of wire transfer of immediately available fund or by delivering a cheque made in the name of the Seller to the designated address within seven (7) days from the date of this Agreement.

3.2	The Balance Purchase Price payable by the Purchaser for the purchase of the Sale Shares, which sum shall be payable by the Purchaser to the Seller in eight (8) installments (hereinafter referred to as the “Instalment Payment”), for such amount and on payment date as set out below:-

Milestone	Instalment Payment Date	Instalment Amount (RM)
1.	May 2024	RM20,000.00
2.	June 2024	RM20,000.00
3.	July 2024	RM20,000.00
4.	August 2024	RM40,000.00
5.	September 2024	RM100,000.00
6.	October 2024	RM100,000.00
7.	November 2024	RM100,000.00
8.	December 2024	RM100,000.00

3.3	The Balance Purchase Price shall be made on or before the first (1st) of each calendar month.

3.4	Without prejudice to the foregoing, the Purchaser agrees to undertake to deliver to the Seller eight (8) post-dated cheques for the monthly installment upon signing this Agreement and shall ensure that adequate balance are available in the bank account from which the post-dated cheque have been issued. The Purchaser warrants that the cheque will be honoured on first presentation. Any non-presentation of a cheque due to any reasons will not affect the liability of the Purchaser to pay the monthly instalment or any other sum. The Purchaser agrees to forthwith replace the cheque and/or issue a fresh cheques if required by the Seller. The Purchaser shall not be entitled to call upon the Seller to refrain from presenting any cheque for payment and if the Purchaser does so, the Seller shall nevertheless be entitled to present the cheque for the payment and in the event of dishonoured for any reasons, the Seller shall entitle its right under the Malaysia Bills of Exchange Act 1949.

3.5	The Purchase Price is determined based on a “willing seller willing buyer” basis after taking into consideration of the value of the Company and the Purchaser hereby irrevocably and unconditionally acknowledges and confirms that it has agreed on the Purchase Price.

3.6	In any event that Purchaser fails, dishonor post-dated cheque and/or is unable to pay any Installment Payment as provided in Clause 3.2 and 3.3 within the time period as specified therein, the Purchaser shall be granted an automatic extension of fourteen (14) days from the due date for settlement of the relevant Installment Payment. During this extension period, the Parties agree to engage in good faith discussion to explore a potential solution or adjustment to accommodate unforeseen circumstances that may have led to the delay in payment PROVIDED ALWAYS that any extension of time granted for the payment of a particular Installment Payment concerned shall not unreasonably prejudice the Purchaser’s right, and the Purchasers’ obligation to pay all the remaining Installment Payment(s) as provided in Clause 3.2 herein strictly within the time period as stated in Clause 3.3 shall remain in force.

4.	COMPLETION

Completion of the sale and purchase of the Sale Shares hereunder shall take place during regular business hours within fourteen (14) days after the Purchaser satisfies the obligation and undertaking as specified in Clause 3 and 7 and the Seller shall cause the transfer of the Sale Shares to the Purchaser (hereinafter referred to as the “Closing Date”). The location for the Closing shall be at the Company’s premises.

5.	DUE DILIGENCE

The Purchaser hereby confirms that it has prior to the date of this Agreement conducted financial and legal due diligence investigations on the Company and is satisfied with the due diligence findings.

6.	TRANSFER OF BENEFICIAL OWNERSHIP AND DELIVERY OF ANCILLARY DOCUMENTS

6.1	Subject to Clauses 3, 4, and 7, the Sale Shares will be sold, conveyed, transferred, and delivered, pursuant to instruments in such form as may be necessary or appropriate to effect a conveyance of the Sale Shares under applicable law. Such transfer instrument will be in form and substance reasonably acceptable to the Parties and will include the following: (i) a share transfer form in the form to be agreed upon by the parties hereto or the form in accordance with applicable law; and (ii) such other instruments and agreements as may be required to effect the contemplated transactions (the “Transaction Documents”).

6.2	Within fourteen (14) days from the date of this Agreement or such other period as the Parties may agree, the Seller shall deposit the Transaction Documents to the Purchaser’s solicitors or company secretary of the Company.

6.3	Subject always to Clause 3 and 4, the Purchaser’s solicitors’ or the company secretary of the Company shall release the Transaction Document to the Purchaser and the Purchaser is hereby authorized to complete all blank in and the Purchaser shall execute the Transaction Documents, if the Transaction Documents are required to be executed by the Purchaser.

6.4	In the event that this Agreement is rescinded or the Closing does not occur, the Purchaser’s solicitors’ or company secretary of the Company shall and are hereby irrevocably authorised by the Parties hereto, return the Transaction Documents to the Seller.

6.5	The Seller shall deliver or caused to be delivered to the Purchaser the valid approval of the directors and shareholders of the Seller, a resolution of its shareholder (if applicable), authorizing and approving the execution and performance in respect of the sale of the Sale Shares contemplated herein.

6.6	At the Closing Date, the Seller shall deliver or caused to be delivered to the Purchaser:-

(a)	a certificate true copy of the Memorandum and Articles of Association of the Company;

(b)	a certified true copy of the latest form 24 in respect of the Company;

(c)	a certified true copy of the latest form 49 in respect of the Company;

(d)	the respective common seals of the Company;

(e)	all statutory minutes and other record books including, without limitation, the registers of the Company;

(f)	the share certificate book of the Company (if applicable);

(g)	any other relevant books or documents in connection with the Company or its affairs as required by the Purchaser.

6.7	Upon the fulfilment of the obligation of the Seller in Clause 6.6 and the Purchaser in Clause 3 and 4, this Agreement shall be completed and the legal and beneficial ownership of the Sale Shares shall transfer to the Purchaser.

6.8	Taxes. Any all applicable sales, use, transfer, stamp duty, stock transfer, registration or notarial taxes, charges, or duties or other similar Taxes that are, or become due and payable as a result of the Transaction Documents, whether such Taxes are imposed by law on the Seller, will be borne by the Purchaser.

7.	WARRANTIES AND REPRESENTATION

7.1	The Seller represents, warrants and undertakes to the Purchaser that:-

(a)	as qualified by information that has otherwise been disclosed in writing to the Purchaser or its agents or officers by the Seller, the Seller gives the warranties in favor of the Purchaser as at the date of this Agreement and as at Closing Date;

(b)	the Seller is the legal and beneficial owner of all the Sale Shares and is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Sale Shares;

(c)	all formation and statement set out in this provision are true, accurate and correct in all respects at the date of this Agreement and shall be deemed to be repeated at Closing as if the same were made on the Closing Date;

(d)	has full power and authority to enter into and perform this Agreement and when this Agreement is executed by the Seller and the Guarantor, it shall constitute a binding obligation upon the Seller in accordance with its terms; and

(e)	except for the representations and warranties contained in this Clause 7.1, the Seller does not make any express or implied representation or warranty with respect to any information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness, or timeliness thereof.

7.2	The Seller acknowledges and agrees that the Purchaser has entered into this Agreement in reliance on the Seller’s warranties and representation.

7.3	Each of the Seller’s warranties is separate and is to be construed independently of the other and is not limited by reference to any of the others.

7.4	Notwithstanding the Closing, the Seller’s warranties, indemnities, and undertakings given by the Seller shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those clauses in accordance with the terms thereof.

7.5	If the Seller shall become aware, or reasonably ought to be aware, of any event which occurs or matter which arises which result or may result in any of the Seller’s warranties being unfulfilled, untrue, misleading, or incorrect, the Seller shall immediately notify the Purchaser in writing fully thereof.

7.6	The Purchaser represents, warrants, and undertake to the Seller that:-

(a)	the Purchaser gives the Purchaser warranties and undertaking in favor of the Seller as at the date of this Agreement and as at Closing Date;

(b)	all information and statement set out in this provision are true and accurate in all respect at the date of this Agreement and shall be deemed to be repeated at Closing as if the same were made on the Closing Date;

(c)	has full power and authority to enter into and perform this Agreement and when this Agreement is executed by the Purchaser, it shall constitute binding obligations upon the Purchaser in accordance with its terms;

(d)	not a party to nor is it bound or affected by or subject to, any Encumbrance, lease, agreement, deed, commitment, document, instrument, statues, legislation, regulation, judgment, order, decree, or law which would be violated, contravened, or under which default would occur, as a result of the transaction contemplated in this Agreement or compliance by the Seller with the terms of this Agreement;

(e)	is not, as at the date of this Agreement, engaged in any litigation, arbitration proceeding, or prosecution by any third party;

(f)	the execution and delivery of this Agreement by the Seller to the Purchaser will not (i) violate any provision of the organizational documents of the Purchaser (ii) violate, conflict with, or result in any breach of any provision of, or constitute a default or modification (with or without notice or lapse of time, or both) under, or require the consent of any third party pursuant to any of the terms or provisions of, any contract to which the Purchaser or any of its subsidiaries is a party; and

(g)	has not committed nor is it liable for any criminal, illegal, unlawful, or unauthorized act or breach of any obligation, whether imposed by or pursuant to statues, contract, or otherwise.

7.7	Upon the Purchaser's undertaking, warranty, and representation under Clause 7.6 and 7.10, the Seller agrees to transfer the Sale Shares to the Purchaser.

7.8	The Purchaser acknowledges and agrees that the Seller has entered into this Agreement in reliance on the Purchaser’s warranties and representation.

7.9	Each of the Purchaser’s warranties is separate and is to be construed independently of the other and is not limited by reference to any of the others.

7.10	Notwithstanding the Closing, the Purchaser’s warranties, indemnities, and undertaking given by the Purchaser shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every one of those clauses in accordance with the terms thereof.

7.11	Notwithstanding any other provisions in this Agreement, the indemnities contained in this Agreement shall survive the Closing.

7.12	If the Purchaser shall become aware, or reasonably ought to be aware, of any event which occurs or matters which arises which results or may result in any of the Purchaser’s warranties being unfulfilled, untrue, misleading or incorrect, the Purchaser shall immediately notify the Seller in writing fully thereof.

8.	GUARANTEE

8.1	If the Purchaser (unless relieved from the performance by any provisions of this agreement) in any respect fails to perform its obligation under this Agreement and such breach has not been remedied within a period of ten (10) business days of written notification of such breach by the Seller, and provided there is not then a bona fide dispute in respect of any such breach which has not been resolved by the Parties, the Guarantor, in consideration of the Seller entering into this Agreement with the Purchaser, guarantee to the Seller the due performance of the Purchaser’s obligation under this Agreement, monthly installment payment and the Transaction Documents, provided that under no circumstance shall the liability of the Guarantor exceed that of the Purchaser under terms of this Agreement or the relevant Transaction Documents.

8.2	The Guarantor shall have no liability under this clause unless:-

(a)	the Seller have served a written notice on the Purchaser clearly stating the nature of the Purchaser’s breach and if the breach is capable of being remedied, what steps are reasonably required to remedy such breach and provided the breach itself continues for a period of ten (10) business days following receipt by the Purchaser of such notice; and

(b)	if the breach referred to above is still continuing after the expiry of the ten (10) business days period referred to Clause 8.2(a) above (or if, on or before expiry of such period, an insolvency event occurs in respect of the Purchaser), the Seller have served a written notice on the Guarantor clearly stating the nature of the breach by the Purchaser and the amount of the claim under this Agreement in respect of such breach, and the Guarantor shall have ten (10) business days following receipt of such notice to remedy or procure the remedy of the breach.

8.3	Subject to Clause 8.2, the Guarantor shall use their best endeavours to agree the amount of loss suffered by the Seller for which the Guarantor is liable to compensate the Seller under the Clause 8.1 and the extent to which the Guarantor is liable to perform or procure the performance of this Agreement under the Clause 8.2(b) within ten (10) business days of service of the notice referred to in Clause 8.2(b).

8.4	The Guarantor shall pay such amount or, as far as reasonably practicable, undertake such performance as is agreed or determined pursuant to Clause 8.2 within ten (10) business days of such agreement or determination.

8.5	In the event of any dispute between the Seller and Guarantor in relation to any sums payable by the Guarantor under this Guarantee or the validity of any claim by the Seller, except in the case of the determination of operation amount or revenue where the relevant provision of this Agreement shall prevail in relation to the resolution of any dispute in respect of such amounts, such dispute shall be determined by the court or arbitrator. In the event that the Seller and Guarantor jointly agree to appoint an arbitrator to resolve the dispute between the Seller and Guarantor, the appointment of the arbitrator shall in accordance with the Arbitration Rules of the Asian International Arbitration Centre (AIAC) for the time being in force and the proceeding shall be arbitrated by three (3) arbitrators and the arbitration shall be conducted in English language and the venue of the arbitration shall be in Kuala Lumpur, Malaysia. The prevailing party in the arbitration shall be entitled to claim reasonable legal fees and the arbitration fee from the non-prevailing party. The award of the arbitration shall be final and binding on Seller and Guarantor.

9.	TERMINATION

9.1	Termination by Seller:-

(a)	If, prior to or on the Closing Date:-

(i)	the Purchaser default in the performance of its payment obligation contained in Clause 3 herein; or

(ii)	there is material breach of representation or warranty or a breach of material representation or warranty (as the case may be) which is made by the Purchaser in this Agreement; or

(iii)	there is material breach of any of the terms and conditions herein or a breach of any the material terms and conditions herein (as the case may be) or a failure to perform or observe any material covenant, undertaking, or obligation in this Agreement by the Purchaser (save for the obligation to make payment of the Purchase Price); or

(iv)	a petition for winding up is presented against any of the Purchaser which is not disputed by the Purchaser pursuant to the applicable laws under each of their respective jurisdictions; or

(v)	an order is made, a shareholder(s)’ resolution is passed or any legislation enacted for the winding up of the Purchaser pursuant to applicable laws under each of their respective jurisdictions; or

(vi)	an administrator, a receiver, and/or manager is appointed by the Court or any creditor pursuant to a debenture or any other security document in favour of such creditor over the undertakings, assets, and properties of the Purchaser or any part of their/its assets and properties pursuant to the applicable laws under each of their respective jurisdictions, then the Seller shall in case of Clause 8.1 (a)(ii) and (iii) above, be entitled to specified performance of this Agreement against the Purchaser or in all cases referred to above, opt to terminate this Agreement with immediate effect by giving written notice to the Purchaser prior to or on Closing Date and after services of such notice whereupon:-

(a)	no party shall have any further obligation to buy or sell the Sale Shares;

(b)	the Seller shall be entitled to the Deposit as agreed liquidated damages;

(c)	each party shall within seven (7) business days of such termination notice, return to the other all such documents received by such party from the other (if applicable).

PROVIDED ALWAYS THAT the Seller may exercise its right of termination under this provision without affecting any of its obligation right and remedies as may be available to the Seller at law or in equity or as specified in this Agreement and claim for damages which is has suffered or incurred as a result of such breach by the Purchaser including all fees, costs, and expenses arising from or incidental to the sale of the Sale Shares by the Seller to the Purchaser.

9.2	Termination by Purchaser:

(a)	If, prior to or on the Closing Date:-

(i)	there is a material breach of representation or warranty or a breach of material representation or warranty (as the case may be), which is made by the Seller in this Agreement; or

(ii)	there is a material breach of any of the terms or conditions herein a breach of any of the material terms and conditions herein (as the case may be) or a failure to perform or observe any material covenant, undertaking, or obligation in this Agreement.

9.3	Without prejudice to the Seller rights or remedy available at law or in equity (which includes the right to claim damages and to specific performance) upon termination of this Agreement in accordance to Clause 8, the Purchaser shall indemnify the Seller for all damages, costs, expenses, charges incurred by it in connection with the negotiation, preparation, breach, or non-compliance with this Agreement and termination or rescission of this Agreement and all matters which are connected therewith.

9.4	The rights and remedies of the Seller in respect of any breach of the terms and conditions herein shall not be affected by any disclosure, by its rescinding, or failing to rescind this Agreement, or any other event or matter whatsoever, except as a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

10.	LIMITATION OF LIABILITY

10.1	The Parties hereby agree to the following limitation on liability in respect of all claims made by one party against the other party for any breach of any of the party’s obligations, representation, warranties, covenants, and undertaking under this Agreement:

(a)	the maximum liability of either party in respect of any or all claims shall not exceed the Purchase Price for the Sale Share; and

(b)	all claims, must be made, instituted or issued within six (6) months from the Closing Date.

10.2	In addition, no party shall be liable and other than as expressly provided in this Agreement, in no event will either party be liable to the other party for:-

(a)	any economic losses (including without limitation, loss of profit, loss of contracts, business, or anticipated saving); and/or

(b)	indirect or consequential damages whether arising from negligence, breach of this Agreement, or howsoever; and/or

(c)	loss of goodwill or reputation.

10.3	The Parties acknowledge and agree that in the event of breach of this Agreement by either party hereto, the non-defaulting Party shall use its best endeavours to do all things as may reasonably be necessary to mitigate any losses that it may suffer pertaining to such breach.

11.	GENERAL

11.1	Severability

In the event that any of the terms, conditions, or provisions contained in this Agreement shall be determined to be invalid or unenforceable, such terms, conditions, or provisions shall be severed from the remaining terms, conditions, and provisions and the remaining terms, conditions, and provisions shall continue to be valid and enforceable to the fullest extent permissible by law.

11.2	Costs

Each party hereto shall be responsible for its own cost and expenses in the preparation and execution of this Agreement. All stamp duty or other documentary, transfer, registration or notarial taxes, charges or duties (together with any related interest, penalty, fine or expenses) payable in any jurisdiction on or in respect of or as a consequence of:

(a)	this Agreement;

(b)	the sale, purchase or transfer of the Sale Shares; and

(c)	any instrument or transaction contemplated in, or necessary to give effect to, this Agreement.

shall be borne by the Buyer.

11.3	Notice

Any notice, request consent, or other communication hereunder (each a “Notice”) must be in writing, addressed to the receiving party’s address set forth in Section 2 and Section 3 of the First Schedule of this Agreement or to such other address as a party may designate by notice hereunder, and either (a) hand delivered; (b) sent by international recognized delivery services; or (c) mailed by registered mail; (d) sent by confirmed facsimile transmission; or (e) electronic mail.

11.4	Assignment

This Agreement shall be binding and enure for the benefit of the personal representative and successors of the Purchaser and the Seller and save as provided for herein shall not be assignable or transferred by any party hereto without the written consent of the other party.

11.5	No Variation

No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties hereto.

11.6	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any of the parties may enter into this Agreement by signing on any such counterpart.

11.7	Time of the Essence

Time wherever mentioned in this Agreement shall be of the essence.

11.8	Law and Jurisdiction

This Agreement shall be construed and governed by the laws of Malaysia and the parties hereto agree to submit to the non-exclusive jurisdiction of the Malaysian courts.

11.9	Whole Agreement

This Agreement constitutes the entire undertaking between the Parties and supersedes all previous agreements and undertakings. No variation hereof shall be effective unless made in writing and signed by all the Parties hereto.

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FIRST SCHEDULE

(which is to be taken read and construed as an essential part of this Agreement)

Section	Description	Particulars
1.	Date of this Agreement	May 24, 2024
		Company Name :	Tresure Global Inc
		Delaware Department of State’s File No :	7908921
2.	Particular of Seller	Business Address :	276 5th Avenue Suite, 704, #739 New York, NY10001
Contact No. :
		Email Address :	ir@treasuregroup.co
		Authorized Representative :	Mr. Teo Chong Chan
		Name :	Jeffrey Goh Sim Ik
		NRIC No. :	720718-04-5191 / A2218498
3.	Particular of Purchaser	Home Address :	D-11-03 AraGreen, Jalan PJU 1A/3, Ara Damansara, 47301 Petaling Jaya, Selangor
		Contact No. :	+6012-381 2160
		Email Address :	jeffrey_goh@morganfields.com
		Name :	Koo Siew Leng
		NRIC No. :	720604-08-5582 / A2124195
4.	Particular of Guarantor	Home Address :	D-11-03 AraGreen, Jalan PJU 1A/3, Ara Damansara, 47301 Petaling Jaya, Selangor
Contact No. :
Email Address :
5.	Purchase Price	Ringgit Malaysia Seven Hundred Thousand (RM700,000.00) only
6.	Deposit	Ringgit Malaysia Two Hundred Thousand (RM200,000.00) only
7.	Seller’s Bank Account

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IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement on the day and year first above written.

SIGNED BY SELLER
TREASURE GLOBAL INC
(Delaware Department of
State’s File No. 7908921)

/s/ Teo Chong Chan
In the presence of:	Name: TEO CHONG CHAN
NRIC No.:
Designation: Chief Executive Officer

/s/ Vincent Tan
Name: Vincent Tan
NRIC No.: #############

SIGNED BY PURCHASER
JEFFREY GOH SIM IK
(NRIC NO.720718-045191/
A2218498)

In the presence of:	/s/ Jeffrey Goh Sim Ik

/s/ Chong Siew Koon
Name: Chong Siew Koon
NRIC No.: #############

SIGNED BY GUARANTOR
KOO SIEW LENG
(NRIC NO.720604-08-5582/
A2124195)

In the presence of:	/s/ Koo Siew Leng

s/ Chong Siew Koon
Name: Chong Siew Koon
NRIC No.: #############